     As filed with the Securities and Exchange Commission on April 7, 1998

                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------


                           UNO RESTAURANT CORPORATION
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


           DELAWARE                                    04-2953702
-------------------------------             ------------------------------------
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)



            100 CHARLES PARK ROAD, WEST ROXBURY, MASSACHUSETTS 02132
            --------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


          UNO RESTAURANT CORPORATION 1997 KEY OFFICER STOCK OPTION PLAN
         UNO RESTAURANT CORPORATION 1997 NON-QUALIFIED STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS
         ---------------------------------------------------------------
                            (Full Title of the Plan)


                    CRAIG S. MILLER, CHIEF EXECUTIVE OFFICER
                           UNO RESTAURANT CORPORATION
            100 CHARLES PARK ROAD, WEST ROXBURY, MASSACHUSETTS 02132
            --------------------------------------------------------
                     (Name and Address of Agent for Service)


                                 (617) 323-9200
          -------------------------------------------------------------
          (Telephone Number, Including Area Code, of Agent for Service)


                                        CALCULATION OF REGISTRATION FEE
===================================================================================================================
Title of Each Class
   of Securities           Amount              Proposed Maxi-              Proposed Maxi-           Amount of
      to be                 to be               mum Offering               mum Aggregate            Registra-
    Registered           Registered          Price Per Share(1)          Offering Price(1)           tion Fee
-------------------------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value           1,075,000(2)              $7.16(3)                $7,697,000(3)            $2,332.43

===================================================================================================================

                            (footnotes on next page)

                           EXHIBIT INDEX AT PAGE II-8

     (1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

     (2) Such presently indeterminable number of additional shares of Common Stock are also registered hereunder as may be issued in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar change in Common Stock.

     (3) Based on the average high and low prices for the Registrant's Common Stock, $.01 par value (the "Common Stock") on April 3, 1998 as reported by the New York Stock Exchange, Inc.

--------------------------------------------------------------------------------

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are hereby incorporated by reference into this Registration Statement:

     (a) The Registrant's latest Annual Report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Registrant's latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed;

     (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's documents referred to in (a) above; and

     (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed under the Exchange Act with the Securities and Exchange Commission on April 1, 1991, including any amendment or report filed for the purposes of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. DESCRIPTION OF SECURITIES.

     Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the shares of Common Stock to be issued in accordance with the Uno Restaurant Corporation 1997 Key Officer Stock Option Plan and the Uno Restaurant Corporation 1997 Non-Qualified Stock Option Plan for Non-Employee Directors has been passed upon for the Registrant by Brown, Rudnick, Freed & Gesmer, P.C., One Financial Center, Boston, Massachusetts 02111.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     DELAWARE LAW. Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in civil suits if such party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, as determined in accordance with the Delaware General Corporation Law. Section 145 requires indemnification if the party in question is successful on the merits or otherwise. With respect to derivative suits, a person may not be indemnified if he or she has been adjudged to be liable to the corporation, unless a court determines that such person is entitled to indemnification.

     Section 145 permits the advancement of expenses upon receipt of an undertaking to repay such amount if it shall ultimately be determined that such parties are not entitled to be indemnified.

     CERTIFICATE OF INCORPORATION. The Registrant's Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by Delaware law, no director of the Registrant shall be liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty of care as a director. Delaware law does not permit the elimination of liability and each director will be liable to the Registrant (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision in the Restated Certificate of Incorporation is to eliminate the rights of the Registrant and its shareholders (through shareholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not alter the liability of directors under the federal securities laws.

     The Registrant's Restated Certificate of Incorporation also provides that the Registrant may, to the fullest extent permitted by Delaware law, indemnify any and all persons whom it shall have power to indemnify under Delaware law from and against any and all of the expenses, liabilities or other matters referred to in or covered by Delaware law. The indemnification provided in the Restated Certificate of Incorporation is not exclusive of any other rights to which a person indemnified may be entitled under the Registrant's Bylaws, any agreement, vote of shareholders or directors or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent.

     BYLAWS. The Registrant's Bylaws provide that the Registrant may indemnify present or former directors, officers, agents or employees ("Covered Persons") against all liabilities, including amounts paid in satisfaction of judgments, compromises, fines or penalties and expenses ("Expenses") incurred in connection with the defense or disposition of any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding") if the Covered Person acted in good faith, and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the Registrant, and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. However, no indemnification may be made with respect to any matter as to which a Covered Person has been adjudicated liable for negligence or misconduct in the performance of his or her duty, unless the court deciding the action determines that such Covered Person is entitled to indemnification.

     Indemnification may be provided in connection with a Proceeding in which it is claimed that a director or officer received an improper personal benefit by reason of his or her position, subject to the additional limitation that it shall not have been finally determined that an improper personal benefit was received by the director or officer.

     If any Covered Person has been wholly successful on the merits in the defense of any Proceeding by or in the name of the Registrant or any shareholder in his or her capacity as such, such Covered Person shall be indemnified by the Registrant against all Expenses incurred by him in connection therewith.

     The Registrant may advance attorney's fees or other Expenses reasonably incurred by a Covered Person in defending a Proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the Covered Person is entitled to indemnification for such fees and Expenses.

     The indemnification provided by the Bylaws is not exclusive of any other rights to which a Covered Person may be entitled by law, under the Restated Certificate of Incorporation of the Registrant, under any indemnification agreement with the Registrant or otherwise. The Registrant expressly has the authority to enter into agreements as the Board of Directors deems appropriate for the indemnification of present or future directors and officers of the Registrant. The Registrant may purchase and maintain insurance on its behalf and on behalf of any Covered Person against any liability asserted against such Covered Person and incurred by him or her in any capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him against such liability under the Bylaws.

     INDEMNIFICATION AGREEMENTS. The Registrant has entered into indemnification agreements with each of its directors and certain officers who are not directors and anticipates that it will enter into similar agreements with any future directors and certain future officers who are not directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to the indemnification of directors.

     The indemnification agreements provide that the Registrant will pay certain amounts incurred by a director or officer in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of the Registrant (derivative suits) where the individual's involvement is by reason of the fact that he or she is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorneys' fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant. The agreements provide a number of procedures and presumptions used to determine the director's or officer's right to indemnification, and include a requirement that in order to receive an advancement of expenses, he or she must submit an undertaking to repay any expenses advanced on his or her behalf that are later determined that he or she was not entitled to receive.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

Item 8. EXHIBITS.

     (4) Instruments defining the rights of security holders, including indentures.

          (a) Specimen Certificate of Common Stock filed as Exhibit 4(a) to the Annual Report on Form 10-K for the fiscal year ended September 29, 1991.*

          (b) Restated Certificate of Incorporation, as amended, of the Registrant, filed as Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 1995 (the "April 2, 1995 Form 10-Q").*

          (c)  Amended and Restated By-Laws of the Registrant, filed as Exhibit
               3.2 to the April 2, 1995 Form 10-Q.*

     (5)  Opinion regarding legality.

          (a)  Legal Opinion of Brown, Rudnick, Freed & Gesmer, P.C.

     (23) Consents of experts and counsel.

          (a)  Consent of Ernst & Young LLP.

          (b) Consent of Brown, Rudnick, Freed & Gesmer, P.C. (included within its legal opinion filed as Exhibit (5)(a) hereof).

     (24) Power of Attorney (included on the Signature Page of this Registration Statement).

     (99) Additional Exhibits.

          (a)  Uno Restaurant Corporation 1997 Key Officer Stock Option Plan;
               and

          (b) Uno Restaurant Corporation 1997 Non-Qualified Stock Option Plan for Non-Employee Directors.

----------------------

* Not filed herewith. In accordance with Rule 411(c) promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission which documents are hereby incorporated by reference herein.

Item 9. UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
          Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 6 -- Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                                 THE REGISTRANT

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Roxbury, Commonwealth of Massachusetts, on the 7th day of April, 1998.


                                  Uno Restaurant Corporation
                                   (Registrant)


                                  By: /s/ Craig S. Miller
                                     _______________________________________
                                     Craig S. Miller, President



                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig S. Miller and Robert M. Vincent, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



Signature                   Title                                     Date
---------                   -----                                     ----

/s/ Craig S. Miller         President, Chief Executive                April 7, 1998
_________________________   Officer, Chief Operating
Craig S. Miller             Officer and Director (Principal
                            Executive Officer)


/s/ Robert M. Vincent       Treasurer, Senior Vice                    April 7, 1998
_________________________   President - Finance, Chief Financial
Robert M. Vincent           Officer (Principal Financial
                            and Accounting Officer)


/s/ Aaron D. Spencer        Chairman and Director                     April 7, 1998
_________________________
Aaron D. Spencer


/s/ Robert M. Brown         Senior Vice President - Administration    April 7, 1998
_________________________   and Director
Robert M. Brown



_________________________   Director                                  April __, 1998
James F. Carlin


_________________________   Director                                  April __, 1998
S. James Coppersmith


/s/ John T. Gerlach         Director                                  April 7, 1998
_________________________
John T. Gerlach


_________________________   Director                                  April __, 1998
Stephen J. Sweeney


                                 EXHIBIT INDEX


 Exhibit                                                                    Sequential
 Number                                                                      Page No.
 -------                                                                    ----------
 (4)(a)    Specimen Certificate of Common Stock filed as Exhibit 4(a)            *
           to the Annual Report on Form 10-K for the fiscal year ended
           September 29, 1991.

 (4)(b)    Restated Certificate of Incorporation, as amended, of the             *
           Registrant, filed as Exhibit 3.1 to the Registrant's Quarterly
           Report on Form 10-Q for the fiscal quarter ended April 2, 1995
           (the "April 2, 1995 Form 10-Q").

 (4)(c)    Amended and Restated By-Laws of the Registrant, filed as              *
           Exhibit 3.2 to the April 2, 1995 Form 10-Q.

 (5)(a)    Legal Opinion of Brown, Rudnick, Freed & Gesmer, P.C.               II-9

(23)(a)    Consent of Ernst & Young LLP.                                       II-13

(23)(b)    Consent of Brown, Rudnick, Freed & Gesmer, P.C.                      **

(24)       Power of Attorney.                                                   ***

(99)(a)    Uno Restaurant Corporation 1997 Key Officer Stock Option Plan       II-14

(99)(b)    Uno Restaurant Corporation 1997 Non-Qualified Stock Option Plan     II-19
           for Non-Employee Directors

--------------------

* Not filed herewith. In accordance with Rule 411(c) promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission which documents are hereby incorporated by reference.

**   Contained in Exhibit 5(a).

***  Included on Signature Page of this Registration Statement.